EXHIBIT 99.1

419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
NEWS RELEASE

Date:	October 12, 2005
Contact:	Wade F. B. Thompson or Peter B. Orthwein
THOR REPORTS RECORD QUARTER, 12 MONTHS SALES, NET INCOME, E.P.S.,
EXCEPTIONAL STRENGTH IN RETAIL RV SALES IN PAST 5 MONTHS;
FISCAL 2006 STARTS STRONGLY; SEPTEMBER 30 BACKLOG UP 35%.
Thor Industries, Inc. (NYSE:THO), the largest manufacturer of recreation vehicles and mid-size buses, announced its best ever results for the fourth quarter and 12 months ended July 31, 2005.
Net income for the 12 months was a record $121,767,000 up 15% from $106,085,000 last year. Basic E.P.S. for the 12 months were $2.15, up 16% from $1.85 last year. Sales for the 12 months were a record $2,558,351,000, up 17% from $2,187,739,000 last year. During the year, the company increased its LIFO reserve from $9.6 million to $15.8 million, resulting in a reduction in net income of $4.0 million (7¢ per share).
Net income for the quarter was a record $33,106,000, up 3% from $32,078,000 last year. E.P.S. for the quarter were 59¢, up 5% from 56¢ last year. Sales for the quarter were a record $659,891,000, up 6% from $625,143,000 last year.
RV sales in the quarter were $584,344,000 up 2% from $571,656,000 last year. Bus sales in the quarter were $75,547,000 up 41% from $53,487,000 last year. RV sales in the 12 months were $2,308,456,000, up 17% from $1,973,007,000 last year. Bus sales in the 12 months were $249,895,000 up 16% from $214,732,000 last year. RV income before tax was $52,462,000 in the quarter, down 5% from $55,105,000 last year and $193,181,000 in the 12 months, up 12% from $172,972,000 last year. Bus income before tax in the quarter was $2,381,000 up 17% from $2,037,000 last year and $7,492,000 in the 12 months, down 22% from $9,577,000 last year. Corporate net costs were $2,312,000 in the quarter versus $9,174,000 last year and $7,063,000 in the 12 months versus $14,329,000 last year. The decrease in corporate costs results primarily from lower legal costs and insurance claims in fiscal 2005 of approximately $9.9 million offset by increased costs of Sarbanes-Oxley compliance of approximately $2.0 million. This year’s results include CrossRoads RV since its acquisition on November 1, 2004. CrossRoads had sales of $30,009,000 in the quarter and $74,165,000 for the nine months it was part of Thor. CrossRoad’s income before tax was $3,790,000 for the quarter and $7,526,000 for the year. Goshen Coach, acquired 5/27/05, had sales in the quarter of $4,776,000 and a loss of $248,000.

Cash and cash equivalents and short term investments on July 31, 2005, were a record $208.8 million, up from $199.2 million last year and we continue to have zero debt. Backlog on July 31, 2005 was $467 million, down 6% from last year’s $495 million.
“This record performance far surpasses any other company in our businesses. The RV industry, compared to last year’s 25 year shipment record, has been soft for the past several months especially in motor homes which are down 13% this calendar year. Industry shipments of towables, Thor’s principal product segment accounting for about 68% of our revenues, are up 2% through August 2005,” said Wade F. B. Thompson, Thor Chairman.
Most importantly, Thor’s retail RV sales in the 9 months ended September 2005 were 74,951 units, up 14% from 65,753 units last year. Towable retail sales are up 15% to 68,309 units from 59,449 units last year. Motor home retail sales are 6,642 units, up 5% from 6,304 units last year. Thor’s retail RV sales have been up 8 out of the last 9 months, with substantial strength in the last 5 months. RV retail unit sales were up 17% in May, 19% in June, 15% in July, 20% in August, and 25% in September according to Thor’s internal daily tracking system.
Fiscal 2006 has started with exceptional strength. August and September preliminary sales are up 21% to $511 million from $422 million last year. RV sales in the 2 months are up 16% to $457 million versus $393 million last year. Bus sales are up 86% to $54 million from $29 million last year. Backlog on September 30, 2005 was $524 million, up 35% from last year’s $388 million. RV backlog was $398 million, up 60% from $248 million last year, due in part to orders relating to Hurricane Katrina. Bus backlog was $126 million, down 10% from $140 million last year.

This release includes “forward looking statements” that involve uncertainties and risks. There can be no assurance that actual results will not differ from the Company’s expectations. Factors which could cause materially different results include, among others, the success of new product introductions, the pace of acquisitions and cost structure improvements, competitive and general economic conditions, and the other risks set forth in the Company’s filings with the Securities and Exchange Commission.

THOR INDUSTRIES, INC.
STATEMENT OF INCOME FOR THE 3 AND 12 MONTHS ENDED JULY 31, 2005 and 2004
$000 except per share — unaudited

	3 MONTHS ENDED JULY 31				12 MONTHS ENDED JULY 31
	2005	%	2004	%	2005	%	2004	%

Net sales	$659,891		$625,143		$2,558,351		$2,187,739
Gross profit	$87,125	13.2%	$90,872	14.5%	$339,766	13.3%	$300,537	13.7%
Selling, general and administrative	$38,028	5.8%	$43,910	7.0%	$152,499	6.0%	$137,661	6.3%
Amortization of intangibles	$237	—	$202	—	$967	—	$799	—
Gains (losses) on equity securities	$—	—	$—	—	$—	—	$1,802	.1%
Interest income (net)	$804	.1%	$504	.1%	$2,575	.1%	$1,633	.1%
Other income	$2,867	.4%	$704	.1%	$4,735	.2%	$2,708	.1%

Income before taxes	$52,531	8.0%	$47,968	7.7%	$193,610	7.6%	$168,220	7.7%
Taxes	$19,425	2.9%	$15,890	2.5%	$71,843	2.8%	$62,135	2.8%

Net income	$33,106	5.0%	$32,078	5.1%	$121,767	4.8%	$106,085	4.8%

E.P.S. — basic	$0.59		$0.56		$2.15		$1.85
E.P.S. — diluted	$0.58		$0.56		$2.13		$1.84
Avg. common shares outstanding—basic	56,502,673		57,100,814		56,726,200		57,224,404
Avg. common shares outstanding—diluted	56,879,140		57,442,548		57,107,563		57,590,194
SUMMARY BALANCE SHEETS — JULY 31 ($000) (unaudited)

	2005	2004		2005	2004
Cash and equivalents	$163,596	$136,120	Current liabilities	$248,812	$241,769
Investments, short term	45,219	63,046	Other liabilities	11,680	9,214
Accounts receivable	146,336	136,921	Stockholders' equity	597,387	511,604
Inventories	161,770	147,588
Deferred income tax and other	7,119	14,291

Total current assets	524,040	497,966
Fixed assets	139,789	98,763
Investments — joint ventures	2,800	2,514
Goodwill	165,662	140,857
Other assets	25,588	22,487

Total	$857,879	$762,587		$857,879	$762,587